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                                                                     EXHIBIT 8.1


                                             November 30, 2000



Arrow Electronics, Inc.
25 Hub Drive
Melville, NY 11747

     RE: OFFER TO EXCHANGE UP TO $1,075,000,000 AGGREGATE PRINCIPAL AMOUNT OF FLOATING RATE EXCHANGE NOTES DUE OCTOBER 5, 2001, 8.20% SENIOR EXCHANGE NOTES DUE OCTOBER 1, 2003, 8.70% SENIOR EXCHANGE NOTES DUE OCTOBER 1, 2005 AND 9.15% SENIOR EXCHANGE NOTES DUE OCTOBER 1, 2010

Ladies and Gentlemen:

     We are acting as your special tax counsel in connection with the filing by Arrow Electronics, Inc. (the "COMPANY") of a registration statement on Form S-4 (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission (the "COMMISSION") for the purpose of registering the issuance of up to $1,075,000,000 aggregate principal amount of Floating Rate Exchange Notes due October 5, 2001, 8.20% Senior Exchange Notes due October 1, 2003, 8.70% Senior Exchange Notes due October 1, 2005 and 9.15% Senior Exchange Notes due October 1, 2010 under the Securities Act of 1933, as amended.

     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company.

     Subject to the assumptions, qualifications and limitations herein and in the Registration Statement under the heading "Material Federal Income Tax Consequences", in our opinion:
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     1.   an exchange of old notes for registered notes pursuant to the exchange offer will not be treated as an exchange or other taxable event for United States federal income tax purposes;

     2. a holder who exchanges old notes for registered notes pursuant to the exchange offer will have the same adjusted tax basis and holding period in the registered notes as it had in the old notes immediately before the exchange;

     3. statements in the prospectus contained in the Registration Statement with respect to United States taxation under the heading "Material Federal Income Tax Consequences," to the extent they constitute matters of law or legal conclusions, are the material tax consequences of the exchange of old notes for registered notes pursuant to the exchange offer, and we hereby confirm the opinions stated therein.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the captions "Material Federal Income Tax Consequences" and "Legal Opinions" in the prospectus that is included in the Registration Statement.

                                   Very truly yours,



                                   /s/ Milbank, Tweed, Hadley & McCloy LLP


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